AMENDED SCHEDULE A

dated July 31, 2020

To the

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

dated March 31, 2020 between

THE ADVISORS’ INNER CIRCLE FUND

and

WESTWOOD MANAGEMENT CORP.

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Westwood LargeCap Value Fund	Institutional Shares 0.65% A Class Shares 0.90% C Class Shares 1.65%	February 28, 2021 February 28, 2021 February 28, 2022
Westwood Income Opportunity Fund	Institutional Shares 0.90% A Class Shares 1.15% C Class Shares 1.90%	February 28, 2021 February 28, 2021 February 28, 2021
Westwood SMidCap Fund	Institutional Shares 0.88% Ultra Shares 0.68%	February 28, 2021 February 28, 2022
Westwood SmallCap Fund	Institutional Shares 0.99% A Class Shares 1.04% C Class Shares 1.79% Y Class Shares 0.84%	February 28, 2021 February 28, 2021 February 28, 2021 February 28, 2022
Westwood Total Return Fund	Institutional Shares 0.75%	February 28, 2021
Westwood Emerging Markets Fund	Institutional Shares 1.20% A Class Shares 1.45%	February 28, 2021 February 28, 2021

ACKNOWLEDGED AND ACCEPTED BY:

WESTWOOD MANAGEMENT CORP.

By:	/s/ William R. Hardcastle, Jr.
Name:	William R. Hardcastle, Jr.
Title:	SVP

THE ADVISORS’ INNER CIRCLE FUND

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Secretary & Vice President